Exhibit 99.1

CEC Entertainment, Inc. Announces Appointment of
David McKillips as Chief Executive Officer

IRVING, Texas, January 21, 2020 - CEC Entertainment, Inc. today announced that, effective immediately, its Board of Directors has appointed David McKillips as Chief Executive Officer, replacing Tom Leverton who has resigned as CEO. The Board of Directors of CEC thanks Mr. Leverton for his service as CEO over the last five years and offers him best wishes in his future endeavors.

McKillips has more than 25 years of experience in the family entertainment, media and theme park industries. Most recently, he was President of the International Development Company for Six Flags Entertainment Corporation, responsible for the operational management of all properties outside the United States. In addition, McKillips served as Six Flags Senior Vice President, In-Park Services, leading the food & beverage, retail, games and procurement functions across all U.S. Six Flags parks. Prior to joining Six Flags, he served as Vice President of Advertising & Custom Publishing Sales for DC Comics, a division of Warner Bros. Entertainment and home to some of the world’s most iconic brands. McKillips has also held multiple leadership roles within Sea World Entertainment and Sesame Place. McKillips holds a B.A. degree in Communication Studies from the University of Georgia and received post-graduate certificates in Marketing and Finance from New York University.

“On behalf of the Board of Directors, I am excited to welcome David to the CEC team,” said Andrew S. Jhawar, Chairman of the Board at CEC and Senior Partner and Head of the Consumer & Retail Industry Team at Apollo Global Management, Inc. “David is a proven executive with a lifetime of experience and success in the family entertainment industry, both domestically and around the world. He has demonstrated an ability to drive revenue growth through innovation, marketing, licensing, improved operations and corporate partnerships, which are skills that make him the ideal candidate to lead CEC into its next phase of growth.”

McKillips stated, “I am thrilled to join CEC and look forward to working with the team to continue creating memorable experiences for CEC’s guests. As a national leader in family dining and entertainment, CEC is recognized for its high-quality food, fun and wholesome family entertainment. With the iconic Chuck E. Cheese and Peter Piper Pizza brands, dedicated employees and strategic partnerships, the Company is well positioned to expand and provide an even better guest experience going forward. I look forward to being part of the Company's future success as we accelerate CEC’s growth nationally and globally. In addition, I look forward to working alongside Apollo, which has a long track record of success in building value in consumer and retail businesses.”

About CEC Entertainment, Inc.

CEC Entertainment, Inc. is the nationally recognized leader in family dining and entertainment with both its Chuck E. Cheese and Peter Piper Pizza restaurants. As the place where over one million happy birthdays are celebrated every year, Chuck E. Cheese’s goal is to create positive, lifelong memories for families through fun, food, and play and is the place Where A Kid Can Be A Kid®. Committed to providing a fun, safe environment, Chuck E. Cheese helps protect families through industry-leading programs such as Kid Check®. As a strong advocate for its local communities, Chuck E. Cheese has donated more than $16 million to schools though its fundraising programs and supports its national charity partner, Boys and Girls Clubs of America. Peter Piper Pizza features dining, entertainment and carryout with a neighborhood pizzeria feel and “pizza made fresh, families made happy” culture. Peter Piper Pizza takes pride in delivering quality food and fun that reconnects family and friends. With a bold design and contemporary layout, an open kitchen revealing much of their handcrafted food preparation, the latest technology and games, and beer and wine for adults, Peter Piper Pizza restaurants appeal to parents and kids alike. As of September 29, 2019, the Company and its franchisees operated a system of 610 Chuck E. Cheese and 128 Peter Piper Pizza venues, with locations in 47 states and 15 foreign countries and territories. For more information, visit chuckecheese.com and peterpiperpizza.com.

For questions please contact:

Madeline Martin
Current Global
mmartin@currentglobal.com
312.935.2318

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